Exhibit 15.1

July 24, 2007

ENSCO International Incorporated
500 North Akard Street
Suite 4300
Dallas, TX  75201-3331

Re:  Registration Statement on Form S-3, (No. 333-37897) and Form S-8 (Nos. 333-58625, 333-10733, 33-40282, 33-41294, 333-97757 and 333-125048.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated July 24, 2007 related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of sections 7 and 11 of the Act. It should be noted that we have not performed any procedures subsequent to July 24, 2007.

/s/ KPMG LLP

Dallas, Texas